Connecticut Water Service, Inc.	NEWS
93 West Main Street, Clinton, CT 06413

Connecticut Water Service, Inc.
Increases Cash Dividend on Common Shares by more than 5%

48 Consecutive Years of Increasing Dividend Payments
Annualized Dividend on Common Stock Increased to $1.19 per Share

Clinton, Connecticut, May 11, 2017 – Connecticut Water Service, Inc. (NASDAQ GS: CTWS) announced that the Company’s Board of Directors has approved an increase of 5.3% in its annualized cash dividend, raising the quarterly amount to $0.2975 per share on the Company’s common stock for an annualized dividend of $1.19. CTWS’s dividend has increased by more than 20% since 2013, and today’s announcement marks the 48th consecutive year of increasing dividend payments. CTWS is included in the NASDAQ Dividend Achievers Select Index, which requires a minimum of 10 consecutive years of dividend increases.
Eric W. Thornburg, Connecticut Water’s President and CEO, stated, “Today’s action by the Board builds on our strong tradition of increasing dividend payments in each of the last 48 years and of paying quarterly dividends on common stock without interruption or reduction since the Company’s founding in 1956. This 6-cent increase in the annualized cash dividend matches the highest increase in our history.” The annualized cash dividend increase in 2016 was also 6-cents per common share.
The quarterly cash dividend on common shares was increased to $0.2975 per quarter from $0.2825, and will be effective with the dividend declared by the Board on common shares that is payable on June 15, 2017, for shareholders of record as of June 1, 2017. The Company’s dividend yield, based on an annualized dividend of $1.19 at the stock market closing price on May 10, 2017, was approximately 2.3%.
The Company has a Dividend Reinvestment Plan and Common Stock Purchase Plan (DRIP) available to registered shareholders, and customers and employees of the Company’s regulated water utility subsidiaries. Additional information about the DRIP and a plan prospectus are available on the Investors page of the Company’s Web site (http://ir.ctwater.com) or upon request.

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News media contact:
Daniel J. Meaney, APR
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
860.664.6016

This news release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s results of operation, financial position and long-term strategy. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.